EXHIBIT 23

CONSENT OF CHERRY, BEKAERT & HOLLAND, L.L.P.

The Board of Directors
Citizens South Banking Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103218) and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-77657) of Citizens South Banking Corporation of our report dated February 5, 2003, relating to the consolidated statements of condition, operations, comprehensive income, changes in stockholders' equity and cash flows as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, the three month period ended December 31, 2000 and the year ended September 30, 2000, which is included in the December 31, 2002 annual report on Form 10-K of Citizens South Banking Corporation.

/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 26, 2003


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